UMB Financial Corporation News Release

P.O. Box 419226

Kansas City, MO 64106

816.860.7000

umb.com

//FOR IMMEDIATE RELEASE//

Contact UMB Media Relations: Mandie Nelson, 816.860.5088

Contact UMB Investor Relations: Begonya Klumb, 816.860.7906

UMB to Acquire Citadel Bank in Colorado Springs

Kansas City, Mo. (July 16, 2008) - UMB Financial Corporation (NASDAQ: UMBF) and Colorado-based Citadel Bancorporation announce they have signed a definitive agreement under which UMB Bank Colorado, n.a. will acquire The Citadel Bank (Citadel) in an all-cash deal. UMB Financial Corporation is the holding company of UMB Bank Colorado, n.a., and Citadel is a subsidiary of Citadel Bancorporation.

Following regulatory approval of the transaction, anticipated by early fall, UMB Financial Corporation will merge Citadel into UMB Bank Colorado, n.a. The combined deposits in Colorado Springs will be approximately $235 million, increasing UMB's deposit market share ranking for the area from nine to seven. UMB's analysis indicates this acquisition will be modestly accretive to Earnings Per Share in the first year following the merger.

Citadel Bank had total assets of $89.0 million and total deposits of $81.9 million as of March 31, 2008. Citadel has a strong core deposit franchise, with non-interest bearing deposits comprising 31.57 percent of total deposits and cost of funds of only 1.29 percent for the last 12 months as of March 31, 2008.

"We continue to position UMB for long-term success, ensuring that when an opportunity such as this arises, representing such a great cultural and financial fit, we are able to react," said Chairman and Chief Executive Officer Mariner Kemper. "In line with our approach in growth markets like Colorado Springs, this acquisition enhances our distribution in a strategic market where we are establishing a leadership position. Moreover, this transaction allows us to expand further into the market with a well capitalized bank that shares our values and high credit quality standards."

Following the merger of operations, Citadel Chairman Gary Whitlock will serve as Vice Chairman, Citadel President Greg Walters will serve as Bank President at the Citadel location, and Gar Anneler will continue to serve as the Community Bank President for the Colorado Springs region.

"UMB and Citadel have foundations built on a long history of service and quality," said Gary Whitlock, Chairman, Citadel. "We are very excited about the opportunities this transaction offers our customers and associates in Colorado Springs. It will immediately provide a much larger suite of products and services for our customers and additional locations to conduct business. The combination of these organizations makes us more competitive and provides great opportunity for growth."

UMB Financial Corporation

UMB Financial Corporation (NASDAQ: UMBF) is a multi-bank holding company headquartered in Kansas City, Missouri, offering complete banking, asset management, health spending solutions and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 135 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, single-purpose companies that deal with brokerage services and insurance and a registered investment advisor that manages the company's proprietary mutual funds.

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